Exhibit 5
INTERNAL REVENUE SERVICE
DISTRICT DIRECTOR                            DEPARTMENT OF THE
TREASURY
P. O. BOX 2508
CINCINNATI, OH   45201                  Employer Identification
Number:
Date:  Sep 30 1997                      48-1165245
                                   DLN:
                                        17007113204007
SPRINT SPECTRUM LP                 Person to Contact:
4900 MAIN ST                            CINDY PERRY
KANSAS CITY, MO  64112                  Contact Telephone Number:
                                        (513) 241-5199
                                   Plan Name:
                                     SAVINGS & RETIREMENT PLAN

                                   Plan Number:  004

Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some events that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination letter is applicable for the plan adopted on
December 18, 1996.

     This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

     This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a general test described in the regulations.

     This plan satisfies the nondiscriminatory current availability require- ments of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefitting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

     Except as otherwise specified this letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as

SPRINT SPECTRUM LP


amended by the Uruguay Round Agreements Act, Pub. L. 103-465 and by the Small Business Job Protection Act of 1996 (SBJPA), Pub. L. 104-108, other than the requirements of Code section 401(a)(26).

     Based on the information supplied, we have determined that your plan meets the requirements of section 401(k) of the Internal Revenue Code.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                   Sincerely yours,


                                   /s/ Ellen Murphy

                                   Acting District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
  for Employee Benefit Plans